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                                                                    EXHIBIT 23.5

                             [CHASE H&Q LETTERHEAD]


October 31, 2000


                        CONSENT OF CHASE SECURITIES INC.

          We hereby consent to (i) the inclusion of our opinion letter, dated July 26, 2000, to the Board of Directors of AXENT Technologies, Inc. as Appendix C to the Joint Proxy Statement / Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement / Prospectus under the captions entitled "Questions and Answers about the Merger," "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- AXENT's Reasons for the Merger," and "The Merger -- Opinion of AXENT's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CHASE SECURITIES INC.


By:  /s/ Peter Everett
     -------------------
     Name: Peter Everett
     Title: Principal